Exhibit 99.1

Zoom Technologies Reports Results for the Second Quarter of 2008

Boston, MA, July 30, 2008 –Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $4.1 million for its second quarter ended June 30, 2008, up 13.4% from $3.6 million for its first quarter ended March 31, 2008 and down 6.5% from $4.3 million for the second quarter of 2007. Zoom reported a net loss of $0.8 million or $0.09 per share for Q2 2008 compared to a net loss of $0.9 million or $0.10 per share for Q1 2008 and a net loss of $1.3 million or $0.14 per share for Q2 2007.
Gross profit was $0.9 million or 22.6% of net sales in Q2 2008, up from $0.7 million or 20.2% of net sales in Q1 2008 and up from $0.5 million or 10.8% in Q2 2007. The increase in gross profit compared to Q1 2008 was primarily due to higher sales. The increase in gross profit compared to Q2 2007 in spite of lower sales was primarily due to reduced product returns and resulting favorable adjustments to return reserves.
Operating expenses were $1.8 million or 45.5% of net sales in Q2 2008, versus $1.8 million or 49.0% in Q1 2008 and $2.0 million or 45.5% of net sales in Q2 2007. Operating expenses in Q2 2008 were lower than Q2 2007 in every major expense category - Selling, G&A and R&D.
Zoom’s cash balance on June 30, 2008 was $3.0 million, down from $3.6 million on December 31, 2007. This change was primarily due to Zoom’s loss, a $0.3 million investment in RedMoon Inc., and a $0.4 million reduction in accounts payable and accrued expenses, partially offset by a $1.3 million decrease in inventory and a $0.4 million decrease in accounts receivable. Zoom’s current ratio was 3.4 on June 30, 2008. Zoom has no long-term debt.
“In trying to return to profitability, Zoom will continue to try to grow its revenues through new customers and new products,” said Frank Manning, Zoom’s President and CEO. “We recently added Wal-Mart and Costco as important new customers. We were also selected for the first phase of a proprietary product development program with significant upside potential this year and beyond. We began sampling the X6v, an ADSL wireless-G router with built-in VoIP, and we have substantial customer interest in this product. We continued to invest in product development for exciting new Global Village phone services that we expect to launch in Q3 2008. China remains an important focus for us, and we are in discussions with China-based partners who may help us to expand Zoom’s sales in China. In addition, as noted last quarter, we have hired an investment banker in China and we continue to look seriously at strategic alternatives.”
Zoom has scheduled a conference call at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made within the United States and (706) 643-5255 for calls made from outside the United States. The conference ID is 57602252. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q2, and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s new products and exploration of strategic alternatives Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.
Consolidated Balance Sheets
In thousands
(Unaudited)

	6/30/08	12/31/07

ASSETS

Current assets:

Cash	$2,988	$3,648
Accounts receivable, net	1,737	2,129
Inventories	3,171	4,452
Prepaid expenses and other	287	336

Total current assets	8,183	10,565

Property and equipment, net	143	172

Investment	1,504	1,179

Total assets	$9,830	$11,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,724	$2,079
Accrued expenses	519	415
Deferred gain on sale of real estate – current portion	149	341

Total current liabilities	2,392	2,835

Deferred gain on sale of real estate - long-term portion	-	-

Total liabilities	2,392	2,835

Stockholders’ equity:

Common stock and additional paid-in capital	31,716	31,601
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	585	587
Retained earnings (accumulated deficit)	(24,856)	(23,100)

Total stockholders’ equity	7,438	9,081

Total liabilities & stockholders’ equity	$9,830	$11,916

ZOOM TECHNOLOGIES, INC.
Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Net sales	$4,061	$4,342	$7,642	$9,096
Cost of goods sold	3,143	3,871	6,000	7,506

Gross profit	918	471	1,642	1,590

Operating expenses:
Selling	822	878	1,562	1,772
General and administrative	589	607	1,137	1,245
Research and development	436	491	903	982
Total Operating Expenses	1,847	1,976	3,602	3,999

Operating profit (loss) before building sale	(929)	(1,505)	(1,960)	(2,409)

Gain on sale of real estate	96	96	192	192

Operating profit (loss)	(833)	(1,409)	(1,768)	(2,217)

Other income (expense), net	—	70	13	128

Income (loss) before income taxes	(833)	(1,339)	(1,755)	(2,089)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(833)	$(1,339)	$(1,755)	$(2,089)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.09)	$(0.14)	$(0.19)	$(0.22)

Weighted average number of shares outstanding:

Basis and Diluted	9,347	9,347	9,347	9,347